EXHIBIT 10.1

City National Bank	CREDIT AGREEMENT

    This Credit Agreement (the "Agreement"), dated as of the 1st day of May, 2008 ("Loan Date") is between City National Bank, a national banking association ("CNB") and PRI MEDICAL TECHNOLOGIES, INC., a Nevada corporation ("Borrower").

    1.             DEFINITIONS. As used in this Agreement, these terms have the following meanings:

    1.1. "Account" or "Accounts" has the meaning given in the Code, and includes, but is not limited to, any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper from any Person, whether now existing or hereafter arising or acquired, whether or not it has been earned by performance.

    1.2."Account Debtor" means the Person obligated on an Account.

    1.3. "Affiliate" means any Person directly or indirectly controlling, controlled by, or under common control with Borrower, and includes any employee stock ownership plan of Borrower or an Affiliate. "Control" (including with correlative meaning, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

    1.4. "Borrower's Loan Account" means the statement of daily balances on the books of CNB in which will be recorded Loans made by CNB to Borrower, payments made on such loans, and other appropriate debits and credits as provided by this Agreement. CNB will provide a statement of account for Borrower's Loan Account at least once each month on a date established by CNB, which statement will be accepted by and conclusively binding upon Borrower unless it notifies CNB in writing to the contrary, within five (5) days of receipt of such statement, or ten (10) days after sending of such statement if Borrower does not notify CNB of its non-receipt of the statement. Statements regarding other credit extended to Borrower will be provided separately.

    1.5. "Cash Flow from Operations" will be determined on a consolidated basis for Borrower and the Subsidiaries and mean the sum of (a) net income after taxes, after deducting the amount of dividends declared to Borrower's shareholders earned over the twelve-month period ending on the date of determination, plus (b) amortization of intangible assets, plus (c) interest expense, plus (d) depreciation expensed during the twelve-month period ending on the date of determination, plus (e) the net change of minority interests as reflected on Borrower's balance sheet from the date of determination to the date twelve months earlier, less (f) deferred tax valuation allowance during the twelve-month period ending on the date of determination.

    1.6. "Code" means the Uniform Commercial Code of California, as currently in effect and as amended and replaced from time to time, except where the Uniform Commercial Code of another state governs the perfection of a security interest in Collateral located in that state.

    1.7.  "Collateral" means all property securing the Obligations, as described in Section 8.

City National Bank	CREDIT AGREEMENT

     1.8. "Commitment" means CNB's commitment to make the Loans in the aggregate principal amount outstanding at any one time of up to ONE MILLION AND NOMOOTHS DOLLARS ($1,000,000.00).

     1.9. "Debt" means, at any date, the aggregate amount of, without duplication, (a) all obligations of Borrower or any Subsidiary for borrowed money, (b) all obligations of Borrower or any Subsidiary evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of Borrower or any Subsidiary to pay the deferred purchase price of property or services, (d) all capitalized lease obligations of Borrower or any Subsidiary, (e) all obligations or liabilities of others secured by a lien on any asset of Borrower or any Subsidiary, whether or not such obligation or liability is assumed, (f) all obligations guaranteed by Borrower or any Subsidiary, (g) all obligations, direct or indirect, for letters of credit, and (h) any other obligations or liabilities which are required by GAAP to be shown as liabilities on the balance sheet of Borrower or any Subsidiary.

    1.10. "Debt Service" means (a) the aggregate amount of Current Maturity of Long Term Debt plus (b) all interest incurred on borrowed money, determined by reference to the most recently ended fiscal quarter and the immediately preceding three fiscal quarters. "Current Maturity of Long Term Debt" means that portion of Borrower's consolidated long term liabilities, determined in accordance with GAAP, which shall, by the terms thereof, become due and payable within one (1) year following the date of the balance sheet upon which such calculations are based.

    1.11.                   "Demand Deposit Account" means Borrower's demand deposit account no. 412-936027 maintained with CNB.

    1.12.                   "GAAP" means generally accepted accounting principles, consistently applied.

    1.13.                   "Guarantor" is EMERGENT GROUP INC., a Nevada corporation.

    1.14.                   "Inventory" means goods held for sale or lease in the ordinary course of business, work in process and any and all raw materials used in connection with the foregoing.

    1.15.                   "Loan" or "Loans" means the loans extended by CNB to Borrower pursuant to Section 2.

    1.16. "Loan Documents" means, individually and collectively, this Agreement, any Note, guaranty, security or pledge agreement, financing statement and all other contracts, instruments, addenda and documents executed in connection with or related to extensions of credit under this Agreement.

    1.17."Notes" means the Note(s) referenced in Section 2.

    1.18. "Obligations" means all present and future liabilities and obligations of Borrower to CNB hereunder and all other liabilities and obligations of Borrower to CNB of every kind, now existing or hereafter owing, matured or unmatured, direct or indirect, absolute or contingent, joint or several, including any extensions and renewals thereof and substitutions therefore.

    1.19."Person" means any individual or entity.

City National Bank	CREDIT AGREEMENT

1.20."Prime Loan" means any Loan tied to the Prime Rate.

1.21. "Prime Rate" means the rate most recently announced by CNB at its principal office in Beverly Hills, California as its "Prime Rate." Any change in the interest rate resulting from a change in the Prime Rate will become effective on the day on which each change in the Prime Rate is announced by CNB.

1.22. "Revolving Credit Commitment" means CNB's commitment to make the Revolving Credit Loans in the aggregate principal amount at any one time of up to ONE MILLION AND NO/100THS DOLLARS ($1,000,000.00).

1.23.  "Subsidiary" means any Person, the majority of whose voting interests are at any time owned, directly or indirectly, by Borrower and/or by one or more Subsidiaries.

1.24.  "Tangible Net Worth" means the total of all assets appearing on a balance sheet prepared in accordance with GAAP for Borrower and the Subsidiaries on a consolidated basis, minus (a) all intangible assets, including, without limitation, unamortized debt discount, Affiliate, employee, officer and stockholder receivables or advances, goodwill, research and development costs, patents, trademarks, the excess of purchase price over underlying values of acquired companies, any covenants not to compete, deferred charges, copyrights, franchises and appraisal surplus; minus (b) all obligations which are required by GAAP to be classified as a liability on the consolidated balance sheet of Borrower and the Subsidiaries; minus (c) the amount, if any, at which shares of stock of a non-wholly owned Subsidiary appear on the asset side of Borrower's consolidated balance sheet, as determined in accordance with GAAP; plus (d) with the amount of minority interest as reflected on the balance sheet, minus (e) deferred income and reserves not otherwise classified as a liability on the consolidated balance sheet of Borrower and the Subsidiaries.

1.25. "Termination Date" means June 3, 2009. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to the Section entitled "CNB's Remedies"; the date of any such termination will become the Termination Date as that term is used in this Agreement.

1.26. "Total Senior Liabilities" means, as of any date of determination, the amount of all liabilities that should be reflected as a liability on a consolidated balance sheet of Borrower and the Subsidiaries prepared in accordance with GAAP, less Subordinated Debt.

2.THE CREDIT.

2.1. Revolving Credit Loan. Subject to the terms of this Agreement, CNB agrees to make loans ("Revolving Credit Loans") to Borrower, from the date of this Agreement up to and including the Termination Date, at such times as Borrower may request, up to the amount of the Revolving Credit Commitment. The Revolving Credit Loans may be repaid and reborrowed at any time up and including the Termination Date. Borrower will have a period of not less than thirty (30) consecutive days during the twelve month period ending with each anniversary date of this Agreement during which time there will be no outstanding Revolving Credit Loans.

City National Bank	CREDIT AGREEMENT

    2.1.1. Procedure for Revolving Credit Loans. Each Revolving Credit Loan may be made by CNB at the oral or written request of anyone who is authorized in writing by Borrower to request Revolving Credit Loans until written notice of the revocation of such authority is received by CNB.

    2.1.2. Interest. The Revolving Credit Loans will bear interest from disbursement until due (whether at stated maturity, by acceleration or otherwise) at a fluctuating rate equal to the Prime Rate plus one-half of one percent (+.50%) per year. Interest on the Revolving Credit Loans and other charges incurred under this Agreement will be payable monthly in arrears on the third (3rd) day of each month for the previous month, commencing on the first such date after the date hereof, and on the Termination Date.

2.2. Default Interest Rate. From and after written notice by CNB to Borrower of the occurrence of an Event of Default (and without constituting a waiver of such Event of Default), the Loans and any other amounts due CNB hereunder (and interest to the extent permitted by law) will bear additional interest at a fluctuating rate equal to five percent (5.0%) per year higher than the interest rate as determined in the above Section(s) 2.1.2 until the Event of Default has been cured. All interest provided for in this Section will be compounded monthly and payable on demand.

2.3. Loans and Payments. All payments will be in United States Dollars and in immediately available funds. Interest will be computed on the basis of a 360 day year, actual days elapsed. All payments of principal, interest, fees and other charges on the Loans will be made by charging, and Borrower hereby authorizes CNB to charge, the Borrower's Demand Deposit Account for the amount of each such payment. Borrower must have sufficient collected balances in the Borrower's Demand Deposit Account in order that each such payment will be available when due. CNB is authorized to note the date, amount and interest rate of each Loan and each payment of principal and interest on CNB's books and records, which notations will constitute presumptive evidence of the accuracy of the information noted. Any Loan will be conclusively presumed to have been made to or for the benefit of Borrower when CNB, in its sole discretion, believes that the request therefore has been made by authorized persons (whether in fact that is the case), or when the Loan is deposited to the Borrower's Demand Deposit Account, regardless of whether any Person other than Borrower may have authority to draw against such account.

2.4. Late Charge. Borrower shall pay a late charge of 5% or $10.00, whichever is greater, of any payment not received by CNB on or before the 10th day after the payment is due.

    3.TERM AND TERMINATION.

3.1. Establishment of Termination Date. The term of this Agreement will begin as of the date hereof and continue until the Termination Date, unless the term is renewed for an additional period by CNB giving Borrower prior written notice, in which event the Termination Date will mean the renewed maturity date set forth in such notice. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to Section 9.3; the date of any such termination will become the Termination Date as that term is used in this Agreement.

City National Bank	CREDIT AGREEMENT

3.2. Obligations Upon the Termination Date. Borrower will, upon the Termination Date:

3.2.1. Repay the amount of the balance due as set forth in Borrower's Loan Account plus any accrued interest, fees and charges; and

3.2.2. Apart from those leases made by CNB unless the Termination Date occurs because of the occurrence on an Event of Default, pay the amounts due on all other Obligations owing to CNB, with the Termination Date becoming the maturity date of such other Obligations.

3.3. Survival of Rights. Any termination of this Agreement will not affect the rights, liabilities and obligations of the parties with respect to any Obligations outstanding on the date of such termination. Until all Obligations, arising under this Agreement but excluding leases between Borrower and CNB, have been fully repaid, CNB will retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower will continue to assign all Accounts to CNB and to immediately turn over to CNB, in kind, all collections received on the Accounts.

4.CONDITIONS PRECEDENT.

4.1. Extension of Credit. The obligation of CNB to make any Loan or other extension of credit hereunder is subject to CNB's receipt of each of the following, in form and substance satisfactory to CNB, and duly executed as required by CNB:

4.1.1. All Loan Documents required by CNB, including but not limited to this Agreement and any guaranties required hereunder;

4.1.2. A copy of Borrower's organizational and governing documents and any public filings made in connection therewith; and (b) such authorizations and resolutions approving and authorizing the execution, delivery and performance of this Agreement and any other documents required pursuant to this Agreement, as may be required by CNB;

4.1.3. A copy of the organizational and governing documents of EMERGENT GROUP INC., a Nevada corporation and any public filings made in connection therewith; and (b) such authorizations and resolutions of EMERGENT GROUP INC., a Nevada corporation approving and authorizing the execution, delivery and performance of its continuing guaranty, as may be required by CNB;

                                4.1.4. Evidence that the insurance required by Section 6.5 hereof is in effect; and

4.1.5. A complete list of claims made against Borrower, any Subsidiary or any Guarantor, and evidence satisfactory to CNB, including, if requested, an opinion of Borrower's counsel with respect to any such claim(s), that if such claim(s) is adversely determined, it would not have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower, any Guarantor or any Subsidiary.

City National Bank	CREDIT AGREEMENT

4.2. Conditions to Each Extension of Credit. The obligation of CNB to make any Loan or other extension of credit hereunder will be subject to the fulfillment of each of the following conditions to CNB's satisfaction:

4.2.1. The representations and warranties of Borrower set forth in Section 5 will be true and correct on the date of the making of each Loan or other extension of credit with the same effect as though such representations and warranties had been made on and as of such date;

4.2.2. No Guarantor will have revoked his, her or its guaranty and no such guaranty will have become otherwise unenforceable with respect to future advances;

4.2.3. No holder of Subordinated Debt will be in violation of his, her or its Subordination Agreement executed in favor of CNB, and such Subordination Agreement is enforceable with respect to future advances;

4.2.4. There will be in full force and effect in favor of CNB a legal, valid and enforceable first security interest in, and a valid and binding first lien on the Collateral; and CNB will have received evidence, in form and substance acceptable to CNB, that all filings, recordings and other actions that are necessary or advisable, in the opinion of CNB, in order to establish, protect, preserve and perfect CNB's security interests and liens as legal, valid and enforceable first security interests and liens in the Collateral have been effected;

4.2.5. There will have occurred no Event of Default, whether or not subject to cure; and

4.2.6. All other documents and legal matters in connection with the transactions described in this Agreement will be satisfactory in form and substance to CNB.

5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a Loan or other extension of credit will be deemed a representation and warranty made on the date of such request) that:

5.1. Existence, Power and Authorization. Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly qualified to conduct business in each jurisdiction in which its business is conducted. The execution, delivery and performance of all Loan Documents executed by Borrower are within Borrower's powers and have been duly authorized by the Borrower and do not require any consent or approval of the owners of Borrower.

5.2.  Binding Agreement. The Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

5.3. Ancillary Documents. To the extent that any security agreement, subordination agreement or guaranty is required to be executed by a Subsidiary or Affiliate, the representations and warranties set forth in Sections 5.1 and 5.2 are also true and correct with respect to such Subsidiary and Affiliate and such document.

5.4. Other Agreements. The execution and performance of the Loan Documents will not violate any provision of law or regulation (including, without limitation, Regulations X and U of the Federal Reserve Board) or any order of any governmental authority, court, or arbitration board or the organizational and governing documents of Borrower, or result in the breach of, constitute a default under, contravene any provisions of, or result in the creation of any security interest, lien, charge or encumbrance upon any of the assets of Borrower pursuant to any indenture or agreement to which Borrower or any of its properties is bound, except liens and security interests in favor of CNB.

City National Bank	CREDIT AGREEMENT

 5.5. Litigation. There is no litigation, tax claim, investigation or proceeding pending, threatened against or affecting Borrower, any Guarantor or Subsidiary, or any of their respective properties which, if adversely determined, would have a material adverse effect on the business, operation or condition, financial or otherwise, of Borrower or any Guarantor or Subsidiary. (for the purposes of this section "material adverse effect" shall mean the amount in controversy is at least $50,000.00)

 5.6. Financial Condition. The most recent financial statements of Borrower and each Guarantor, if any, copies of which have been delivered to CNB, have been prepared in accordance with GAAP and are true, complete and correct and fairly present the financial condition of Borrower, its Subsidiaries and each Guarantor, including operating results, as of the accounting period referenced therein. There has been no material adverse change in the financial condition or business of Borrower or any Subsidiary or Guarantor since the date of such financial statements. Neither Borrower nor any Subsidiary or Guarantor has any material liabilities for taxes or long-term leases or commitments, except as disclosed in the financial statements.

 5.7. No Violations. Borrower is not, nor is any Subsidiary, in violation of any law, ordinance, rule or regulation to which it or any of its properties is subject to the best of Borrower's knowledge.

 5.8. Collateral. Borrower owns and has possession of and has the right and power to grant a security interest in the Collateral, and the Collateral is genuine and free from liens, adverse claims, set-offs, defaults, prepayments, defenses and encumbrances except those in favor of CNB, except for (i) such Collateral which has been leased to an Affiliate and (ii) such Collateral which has been leased from a third party lessor. No bills of lading, warehouse receipts or other documents or instruments of title are outstanding with respect to the Collateral or any portion of the Collateral, in favor of a Person other than Borrower. The office where Borrower keeps its records concerning all Accounts and where it keeps the bulk of its Inventory is 10939 Pendleton Street, Sun Valley, CA 91352.

5.9. ERISA. To the best of Borrower's knowledge, Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). No "Reportable Event" (as defined in ERISA and the regulations issued thereunder) has occurred with respect to any benefit plan of Borrower nor are there any unfunded vested liabilities under any benefit plan of Borrower. Borrower has met its minimum funding requirements under ERISA with respect to each of its plans and has not incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any such plan.

 5.10. Consents. No consent, license, permit, or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority or agency is required in connection with the execution, delivery and performance by Borrower of this Agreement or the transactions contemplated hereby.

City National Bank	CREDIT AGREEMENT

5.11. Use of Proceeds. The proceeds of the Revolving Credit Loan will be used by Borrower solely for working capital, fund dividends and acquisition purposes in the normal course of business.

5.12. Regulation U. Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Federal Reserve Board). No part of the proceeds of the Loans will be used by Borrower to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying such margin stock.

5.13.        Environmental Matters.

5.13.1. The operations of Borrower and each Subsidiary, to the best of Borrower's knowledge, comply in all material respects with all applicable federal, state and local environmental, health and safety statutes, regulations and ordinances and fully comply with all terms of all required permits and licenses.

5.13.2. Borrower and each Subsidiary have received no notices of threatened or pending governmental or private civil, criminal or administrative proceeding regarding any environmental or health and safety statute, regulation or ordinance and have not been subject to any federal, state or local investigations, inspections or orders regarding any environmental or health and safety statute, regulation or ordinance.

5.13.3. Neither Borrower nor any Subsidiary knows of any facts or conditions which may exist which may subject Borrower or any Subsidiary to liability or contingent liability and neither Borrower nor any Subsidiary is presently liable or contingently liable for any removal, remedial, response or other costs or damages in connection with any release into the environment of toxic or hazardous substances or waste included on any federal, state or local hazardous chemical or substance lists under any federal, state or local statute, regulation or ordinance.

5.13.4. Borrower will, at all times, defend and indemnify and hold CNB (which for purposes of this Section includes CNB's parent company and subsidiaries and all of their respective shareholders, directors, officers, employees, agents, representatives, successors, attorneys and assigns) harmless from and against any liabilities, claims, demands, causes of action, losses, damages, expenses (including without limitation reasonable attorneys' fees, which attorneys may be employees of CNB, or may be outside counsel), costs, settlements, judgments or recoveries directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence of a hazardous substance on, under, or about Borrower's property or operations or property leased to or used by Borrower. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any Federal, state, or local law. Any obligation or liability of Borrower to CNB under this Section will survive the expiration or termination of this Agreement and the repayment of all Loans and the payment or performance of all other Obligations of Borrower to CNB.

City National Bank	CREDIT AGREEMENT

6.            AFFIRMATIVE COVENANTS. Borrower agrees that until payment in full of all Obligations, Borrower will comply with the following covenants:

6.1. Books and Records. Borrower will maintain, in accord with sound accounting practices, accurate records and books of account showing, among other things, all Inventory and Accounts, the proceeds of the sale or other disposition thereof and the collections therefrom. Borrower will not change the accounting method used to determine Borrower's Inventory cost without notification to CNB. Borrower will permit representative(s) of CNB, at any reasonable time, to inspect, audit, examine and make extracts or copies from all books, records and other data relating to the Collateral, to inspect any of Borrower's properties and to confirm balances due on Accounts by direct inquiry to Account Debtors, and will give CNB, promptly upon request, all information regarding the business or finances of Borrower.

6.2. Financial Statements of Borrower. Borrower will furnish to CNB on acontinuing basis:

6.2.1. Within sixty (60) days after the end of each quarterly accounting period of each fiscal year, a financial statement, consolidated with Guarantor, consisting of not less than a balance sheet and income statement, prepared in accordance with GAAP and accompanied by the following: (a) upon request supporting schedules of costs of goods sold, operating expenses and other income and expense items, and (b) Borrower's certification as to whether any event has occurred which constitutes an Event of Default, whether or not subject to cure, and if so, stating the facts with respect thereto, which financial statement may be internally prepared;

6.2.2. Within one hundred twenty (120) days after the close of Borrower's fiscal year, a copy of the annual audit report for Borrower and Subsidiaries, including therein, consolidated with Guarantor, a balance sheet, income statement, reconciliation of net worth and statement of cash flows, with notes thereto, the balance sheet, income statement and statement of cash flows to be audited by a certified public accountant acceptable to CNB, certified by such accountant to have been prepared in accordance with GAAP and accompanied by the following: (a) supporting schedules of costs of goods sold, operating expenses and other income and expense items, and (b) Borrower's certification as to whether any event has occurred which constitutes an Event of Default, whether or not subject to cure, and if so, stating the facts with respect thereto;

6.2.3. Within sixty (60) days after the end of each fiscal quarter, a listing and aging of all accounts receivable and accounts payable together with, upon CNB's request, a current list of the names and addresses of all Account Debtors; and

6.2.4. Such additional information, reports and/or statements as CNB may, from time to time, reasonably request.

6.3. Account Balances. Borrower will maintain its operating accounts at CNB at all times.

6.4. Taxes and Premiums. Borrower will, and will cause each Subsidiary to, pay and discharge all taxes, assessments, governmental charges and real and personal property taxes, including, but not limited to, federal and state income taxes, employee withholding taxes and payroll taxes, and all premiums for insurance required under this Agreement, prior to the date upon which penalties are attached thereto, except for such items which are being contested in good faith in appropriate proceeds.

City National Bank	CREDIT AGREEMENT

6.5.Insurance.

6.5.1. Borrower will, and will cause each Subsidiary to, provide and maintain the insurance required under the Loan Documents;

6.5.2. In addition to the insurance required above, Borrower will, and will cause each Subsidiary to, maintain insurance of the types and in amounts customarily carried in its lines of business, including, but not limited to, fire, public liability (with CNB named as additional insured), property damage, business interruption and worker's compensation, such insurance to be carried with companies and in amounts satisfactory to CNB, and will deliver to CNB from time to time, upon CNB's request, schedules setting forth all insurance then in effect; and

6.5.3. If Borrower fails to provide, maintain, or furnish to CNB the policies required by this Section, CNB may immediately procure such insurance or other insurance necessary to protect CNB's interest, and Borrower will pay all premiums thereon promptly upon demand by CNB, together with interest, at the highest rate provided for any of the Loans extended under Section 2 above, from the date of expenditure, and if not paid within ten (10) days of CNB's demand therefore (and without constituting a waiver of an Event of Default), at a rate five percent (5%) per year higher than such interest rate until such amount (and interest thereon, to the extent permitted by law), is paid in full.

 6.6. Notice. Borrower will promptly advise CNB in writing of (a) the opening of any new, or the closing of any existing, places of business, each location at which Inventory or equipment is or will be kept, and any change of Borrower's name, trade name or other name under which it does business or of any such new or additional name; (b) the occurrence of any Event of Default, whether or not subject to cure; (c) any litigation pending or threatened against Borrower, any Subsidiary or any Guarantor where the amount or amounts in controversy exceed FIFTY THOUSAND AND NO/100THS DOLLARS ($50,000.00); (d) any unpaid taxes of Borrower, any Subsidiary or any Guarantor, which are more than fifteen (15) days delinquent; and (e) any other matter which might materially or adversely affect Borrower's or any Subsidiary's or Guarantor's financial condition, property or business.

 6.7. Fair Labor Standards Act. Borrower will, and will cause each Subsidiary to, comply with the requirements of, and all regulations promulgated under, the Fair Labor Standards Act of 1938 (29 U.S.C. Code Section 201 et seq.).

 6.8. Corporate Existence. Borrower will, and will cause each Subsidiary to, maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal course of its business.

 6.9. Compliance with Law. Borrower will, and will cause each Subsidiary to, comply with all requirements of all applicable laws, rules, regulations, orders of any governmental agency and all material agreements to which they are a party.

City National Bank	CREDIT AGREEMENT

6.10.Borrower's Financial Tests. Borrower will maintain:

6.10.1 Tangible Net Worth plus Subordinated Debt of not less than $2,500,000.00 at all times;

6.10.2. A ratio of Total Senior Liabilities to Tangible Net Worth plus Subordinated Debt of not more than 4.0 to 1 at all times;

6.10.3. A ratio of Cash Flow from Operations to Debt Service of not less than 1.2 to 1 at all times; and

6.10.4. No two (2) consecutive quarterly losses.

7. NEGATIVE COVENANTS. Borrower agrees that until payment in full of all the Obligations, Borrower will not, nor will it permit any Subsidiary to, do any of the following, without CNB's prior written consent:

7.1. Borrowing. Create, incur, assume or permit to exist any Debt except (a) Debt to CNB,(b) trade Debt in the ordinary course of Borrower's business and (c) purchase money Debt in an aggregate amount not to exceed $1,500,000.00 per Borrower's fiscal year incurred in connection with the acquisition of capital assets (including capitalized lease expenditures).

7.2. Sale of Assets. Sell, lease or otherwise dispose of any of Borrower's or any Subsidiary's assets, other than (i) in the ordinary course if business, (ii) disposal of equipment and vehicles which are obsolete or no longer needed in the operation of Borrower's business.

7.3. Loans. Make loans or advances to any Person that exceeds in the aggregate of $500,000.00 at any time, except credit extended to employees or to customers in the ordinary course of business.

7.4. Contingent Liabilities.  Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for the obligation of any Person, including Borrower, a Subsidiary or Affiliate, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (b) such obligations in amounts not to exceed $500,000.00 in the aggregate, and (c) contingent liabilities in favor of CNB.

7.5. Mortgages, Liens, etc. Mortgage, pledge, hypothecate, grant or contract to grant any security interest of any kind in any property or assets, to anyone except CNB or third party equipment lessors.

7.6. Involuntary Liens. Permit any involuntary liens to arise with respect to any property or assets including but not limited to those arising from the levy of a writ of attachment or execution, or the levy of any state or federal tax lien which lien will not be removed within a period of thirty (30) days.

7.7. Sale and Leaseback.  Enter into any sale-leaseback transaction.

City National Bank	CREDIT AGREEMENT

7.8. Event of Default. Permit a default to occur under any document or instrument evidencing Debt incurred under any indenture, agreement or other instrument under which such Debt may be issued, or any event to occur under any of the foregoing which would permit any holder of the Debt outstanding thereunder to declare the same due and payable before its stated maturity, whether or not such acceleration occurs or such default be waived.

8.SECURITY AGREEMENT.

8.1. Grant of Security Interest. To secure all Obligations hereunder as well as all other Obligations to CNB, Borrower hereby grants and transfers to CNB a continuing security interest in the following property whether now owned or hereafter acquired:

8.1.1. All of Borrower's Inventory; 8.1.2. All of Borrower's Accounts;

8.1.3. All of Borrower's general intangibles as that term is defined in the Code;

                                8.1.4. All of Borrower's equipment, as that term is defined in the Code;

8.1.5. All of Borrower's interest in any patents (now existing or pending), copyrights, trade names, trademarks and service marks useful to the operation of Borrower's business;

8.1.6. All notes, drafts, acceptances, instruments, documents of title, policies and certificates of insurance, chattel paper, guaranties and securities now or hereafter received by Borrower or in which Borrower has or acquires an interest;

8.1.7. All cash and noncash proceeds of the foregoing property, including, without limitation, proceeds of policies of fire, credit or other insurance;

8.1.8. All of Borrower's books and records pertaining to any of the Collateral described in this Section 8.1; and

8.1.9. Any other Collateral which CNB and Borrower may designate as additional security from time to time by separate instruments.

8.2. Notification of Account Debtors. CNB will have the right to notify any Account Debtor to make payments directly to CNB, take control of the cash and noncash proceeds of any Account, and settle any Account, which right CNB may exercise at any time upon the occurrence of an Event of Default, whether or not subject to cure, whether of not Borrower was theretofore making collections thereon.

8.3. Attorney-In-Fact. Upon the occurrence of an Event of Default, whether or not subject to cure, CNB or any of its officers is hereby irrevocably made the true and lawful attorney for Borrower with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of moneys which are payable to Borrower and constitute collections on Accounts; (b) execute in the name of Borrower any schedules, assignments, instruments, documents and statements which Borrower is obligated to give CNB hereunder; (c) receive, open and dispose of all mail addressed to Borrower; (d) notify the Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as CNB will designate; and (e) do such other acts in the name of Borrower which CNB may deem necessary or desirable to enforce any Account or other Collateral. The powers granted CNB hereunder are solely to protect its interests in the Collateral and will not impose any duty upon CNB to exercise any such powers.

City National Bank	CREDIT AGREEMENT

9.            EVENTS OF DEFAULT.

9.1.            Events of Default. After expiration of any applicable cure period set forth in Section 9.2, the following will constitute Events of Default under this Agreement:

9.1.1. Borrower fails to pay when due any installment of principal or interest or any other amount payable under this Agreement;

9.1.2. Any Person, or any Subsidiary of any Person, which is a party to any Loan Document fails to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained in the Loan Documents;

9.1.3. The entry of an order for relief or the filing of an involuntary petition with respect to Borrower, any Subsidiary or any Guarantor under the United States Bankruptcy Code, the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower, any Subsidiary or any Guarantor, or Borrower, any Subsidiary or any Guarantor makes a general assignment for the benefit of creditors;

9.1.4. Any financial statement, representation or warranty made or furnished by Borrower, any Subsidiary or any Guarantor in connection with the Loan Documents proves to be in any material respect incorrect;

9.1.5. CNB's security interest in or lien on any portion of any Collateral becomes impaired or otherwise unenforceable;

9.1.6. Any Person obtains an order or decree in any court of competent jurisdiction enjoining or prohibiting Borrower or CNB or either of them from performing this Agreement, and such proceedings are not dismissed or such decree is not vacated within ten (10) days after the granting thereof;

9.1.7. Borrower or any Subsidiary neglects, fails or refuses to keep in full force and effect any governmental permit or approval which is necessary to the operation of its business;

9.1.8. All or substantially all of the property of Borrower, any Guarantor or any Subsidiary is condemned, seized or otherwise appropriated;

9.1.9. The occurrence of (a) a Reportable Event as defined in ERISA which CNB determines in good faith constitutes grounds for the institution of proceedings to terminate any pension plan by the PBGC, (b) an appointment of a trustee to administer any pension plan of Borrower, or (c) any other event or condition which might constitute grounds under ERISA for the involuntary termination of any pension plan of Borrower, where such event set forth in (a), (b) or (c) results in a significant monetary liability to Borrower;

City National Bank	CREDIT AGREEMENT

9.1.10. Any obligee of Subordinated Debt fails to comply with the provisions of the documents evidencing such Subordinated Debt or any Subordination Agreement;

9.1.11. Any Guarantor dies, becomes incapacitated, or revokes his or its Guaranty, or such Guaranty becomes otherwise unenforceable with respect to future advances; or

9.1.12. The Termination Date is not extended.

9.2. Notice of Default and Cure of Events of Default. Except with respect to the Events of Default specified in Subsections 9.1, 9.1.3, or 9.1.5 above, and subject to the provisions of the Section 9.4 below, entitled "Additional Remedies", CNB will give Borrower at least ten (10) days' written notice of any event which constitutes or, with the lapse of time would become an Event of Default, during which time Borrower will be entitled to cure same.

9.3. CNB's Remedies. Upon the occurrence of an Event of Default, at the sole and exclusive option of CNB, and upon written notice to Borrower, CNB may (a) declare the principal of and accrued interest on the Loans, and all other Obligations immediately due and payable in full, whereupon the same will immediately become due and payable; (b) terminate this Agreement as to any future liability or obligation of CNB, but without affecting CNB's rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to CNB; and/or (c) exercise its rights and remedies under the Loan Documents and all rights and remedies of a secured party under the Code and other applicable laws with respect to all of the Collateral.

9.4. Additional Remedies. Notwithstanding any other provision of this Agreement, upon the occurrence of any event, action or inaction by Borrower, or if any action or inaction is threatened which CNB reasonably believes will materially affect the value of the Collateral, CNB may take such legal actions as it deems necessary to protect the Collateral, including but not limited to, seeking injunctive relief and the appointment of a receiver, whether or not an Event of Default, whether or not subject to cure, has occurred under this Agreement.

10.MISCELLANEOUS.

10.1. Reimbursement of Costs and Expenses. Borrower will reimburse CNB for all reasonable costs and expenses relating to this Agreement including, but not limited to, filing, recording or search fees, audit or verification fees, appraisals of the Collateral and other out-of-pocket expenses, and reasonable attorneys' fees and expenses expended or incurred by CNB (or allocable to CNB's in-house counsel) in documenting or administering the Loan Documents or collecting any sum which becomes due CNB under the Loan Documents, irrespective of whether suit is filed, or in the protection, perfection, preservation or enforcement of any and all rights of CNB in connection with the Loan Documents, including, without limitation, the fees and costs incurred in any outof-court work-out or a bankruptcy or reorganization proceeding.

City National Bank	CREDIT AGREEMENT

10.2. Dispute Resolution.

10.2.1. Mandatory Arbitration. At the request of CNB or Borrower, any dispute, claim or controversy of any kind (whether in contract or tort, statutory or common law, legal or equitable) now existing or hereafter arising between CNB and Borrower and in any way arising out of, pertaining to or in connection with: (a) this Agreement, and/or any renewals, extensions, or amendments thereto; (b) any of the Loan Documents; (c) any violation of this Agreement or the Loan Documents; (d) all past, present and future loans; (e) any incidents, omissions, acts, practices or occurrences arising out of or related to this Agreement or the Loan Documents causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (f) any aspect of the past, present or future relationships of the parties, will be resolved through final and binding arbitration conducted at a location determined by the arbitrator in Los Angeles, California, and administered by the American Arbitration Association ("AAA") in accordance with the California Arbitration Act (Title 9, California Code of Civil Procedure Section 1280 et. seq) and the then existing Commercial Rules of the AAA. Judgment upon any award rendered by the arbitrator(s) may be entered in any state or federal courts having jurisdiction thereof.

10.2.2. Real Property Collateral. Not withstanding the provisions of Section 10.2.1, no controversy or claim will be submitted to arbitration without the consent of all the parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation owed to CNB which is secured in whole or in part by real property collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim will be determined as provided in Subsection entitled judicial reference.

10.2.3. Judicial Reference. At the request of any party, a controversy or claim which is not submitted to arbitration as provided and limited in Sections 10.2.1 and 10.2.2 will be determined by a reference in accordance with California Code of Civil Procedure Section 638 et. seq. If such an election is made, the parties will designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, will be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees will be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Section 644 and Section 645.

10.2.4. Provisional Remedies, Self Help and Foreclosure. No provision of this Agreement will limit the right of any party to: (a) foreclose against any real property collateral by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, or applicable law, (b) exercise any rights or remedies as a secured party against any personal property collateral pursuant to the terms of a security agreement or pledge agreement, or applicable law, (c) exercise self help remedies such as setoff, or (d) obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration or referral. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies, or exercise of self help remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit any dispute to arbitration or judicial reference.

City National Bank	CREDIT AGREEMENT

                10.2.5. Powers and Qualifications of Arbitrators. The arbitrator(s) will give effect to statutes of limitation, waiver and estoppel and other affirmative defenses in determining any claim. Any controversy concerning whether an issue is arbitratable will be determined by the arbitrator(s). The laws of the State of California will govern. The arbitration award may include equitable and declaratory relief. All arbitrator(s) selected will be required to be a practicing attorney or retired judge licensed to practice law in the State of California and will be required to be experienced and knowledgeable in the substantive laws applicable to the subject matter of the controversy or claim at issue.

               10.2.6. Discovery. The provisions of California Code of Civil Procedure Section 1283.05 or its successor section(s) are incorporated herein and made a part of this Agreement. Depositions may be taken and discovery may be obtained in any arbitration under this Agreement in accordance with said section(s).

                10.2.7. Miscellaneous. The arbitrator(s) will determine which is the prevailing party and will include in the award that party's reasonable attorneys' fees and costs (including allocated costs of in-house legal counsel). Each party agrees to keep all controversies and claims and the arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.

10.3. Cumulative Rights and No Waiver. All rights and remedies granted to CNB under the Loan Documents are cumulative and no one such right or remedy is exclusive of any other. No failure or delay on the part of CNB in exercising any power, right or remedy under any Loan Document will operate as a waiver thereof, and no single or partial exercise or waiver by CNB of any such power, right or remedy will preclude any further exercise thereof or the exercise of any other power, right or remedy.

                10.4. Applicable Law. This Agreement will be governed by California law.

10.5. Lien and Right of Set-off. Borrower grants to CNB a continuing lien for all Obligations of Borrower to CNB upon any and all moneys, securities and other property of Borrower and the proceeds thereof, now or hereafter held or received by or in transit to CNB from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower with, and any and all claims of Borrower against, CNB at any time existing. Upon the occurrence of any Event of Default, CNB is hereby authorized at any time and from time to time, without notice to Borrower or any other Person to setoff, appropriate and apply any or all items hereinabove referred to against all Obligations of Borrower whether under this Agreement or otherwise, and whether now existing or hereafter arising.

City National Bank	CREDIT AGREEMENT

10.6. Notices. Any notice required or permitted under any Loan Document will be given in writing and will be deemed to have been given when personally delivered or when sent by the U.S. mail, postage prepaid, certified, return receipt requested, properly addressed. For the purposes hereof, the addresses of the parties will, until further notice given as herein provided, be as follows:

CNB:	City National Bank
15260 Ventura Boulevard, Sixteenth Floor
Sherman Oaks, CA 91403
Attn: George Hill, Senior Vice President

Copies To:	City National Bank, Legal Department
400 North Roxbury Drive
Beverly Hills, California 90210-5021
Attn: Managing Counsel, Credit Unit

Bruce J. Haber, Chairman
PRI Medical Technologies, Inc.
145 Huguenot Street, Suite #405
New Rochelle, NY 10801

Borrower:	PRI Medical Technologies, Inc.
10939 Pendleton Street
Sun Valley, CA 91352
Attn: William M. McKay, CFO/Secretary

10.7. Assignments. The provisions of this Agreement are hereby made applicable to and will inure to the benefit of CNB's successors and assigns and Borrower's successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations under this Agreement without the prior written consent of CNB. CNB may assign this Agreement and its rights and duties hereunder. CNB reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in CNB's rights and benefits hereunder. In connection therewith, CNB may disclose all documents and information which CNB now or hereafter may have relating to Borrower or Borrower's business.

10.8. Indemnification. Borrower will, at all times, defend and indemnify and hold CNB (which for purposes of this Section includes CNB's parent company and subsidiaries and all of their respective shareholders, directors, officers, employees, agents, representatives, successors, attorneys, and assigns) harmless from and against any and all liabilities, claims, demands, causes of action, losses, damages, expenses (including without limitation reasonable attorneys' fees, [which attorneys may be employees of CNB, or may be outside counsel]) costs, settlements, judgments or recoveries arising out of or resulting from (a) any breach of the representations, warranties, agreements or covenants made by Borrower herein; (b) any suit or proceeding of any kind or nature whatsoever against CNB arising from or connected with the transactions contemplated by the Loan Documents or any of the rights and properties assigned to CNB hereunder; and/or (c) any suit or proceeding that CNB may deem necessary or advisable to institute, in the name of CNB, Borrower or both, against any other Person, for any reason whatsoever to protect the rights of CNB hereunder or under any of the documents, instruments or agreements executed or to be executed pursuant hereto, including attorneys' fees and court costs and all other costs and expenses incurred by CNB (or allocable to CNB's in-house counsel), all of which will be charged to and paid by Borrower and will be secured by the Collateral. Any obligation or liability of Borrower to CNB under this Section will survive the expiration or termination of this Agreement and the repayment of all Loans and the payment or performance of all other Obligations of Borrower to CNB.

City National Bank	CREDIT AGREEMENT

10.9. Complete Aareement. This Agreement, together with the other Loan Documents, constitutes the entire agreement of the parties and supersedes any prior or contemporaneous oral or written agreements or understandings, if any, which are merged into this Agreement. The other Loan Documents are subject to the terms and conditions of this Agreement, and, in the event of a conflict between the other Loan Documents and this Agreement, the provisions of this Agreement shall control. This Agreement may be amended only in a writing signed by Borrower and CNB.

10.10. Headings. Section headings in this Agreement are included for convenience of reference only and do not constitute a part of the Agreement for any purpose.

10.11. Accounting Terms. Except as otherwise stated in this Agreement, all accounting terms and financial covenants and information will be construed in conformity with, and all financial data required to be submitted will be prepared in conformity with, GAAP as in effect on the date hereof.

10.12. Severability. Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction, will be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of the Loan Documents will remain valid.

10.13. Counterparts. This Agreement may be signed in any number of counterparts which, when taken together, will constitute but one agreement.

10.14. Joint and Several. Should more than one Person sign this Agreement, the obligations of each signer will be joint and several.

This Agreement is executed as of the date stated at the top of the first page.

"BORROWER"
PRI MEDICAL TECHNOLOGIES, INC., a Nevada corporation

By:	/s/ Bruce J. Haber
Bruce J. Haber
Chairman

"CNB"
City National Bank, a national banking association

By:	/s/ George Hill
George Hill
Senior Vice President

CITY NATONAL BANK	LOAN FEE AND CHARGES
The way up.

Borrower: PRI Medical Technologies, Inc.,	Date: June 5, 2008
a Nevada corporation

Branch Name and No.: San Fernando Valley CBS # 048

Customer No.: 716098	Note No.: 00004

In connection with the above referenced loan, fees and charges, as estimated, are as follows:

UCC Filing Fees	$53.00
[ ] Quick Search
[X] UCC-I
[ ] UCC-3
[ ] UCC-II
[ ] Certificate of Status/Articles
Total Estimated Fees	$53.00

Actual fees may be higher or lower than estimated fees. Any excess funds will be deposited to Borrower's Checking Account or reimbursed by Cashier's Check. If fees collected are insufficient to cover out of pocket costs, the Borrower will be billed directly for the balance unless authorization to debit the account is received.

PRI Medical Technologies, Inc.,
a Nevada corporation

By: /s Bruce J. Haber
Bruce J. Haber, Chairman

To: City National Bank

I hereby authorize you to charge the aforementioned fees and charges to depository account number_______________________.

Date	Borrower

COMMERCIAL GUARANTY

Principal	Loan Date	Matutity	Loan No	Call / Coll	Account	Officer GH	Initials

References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "*"" has been omitted due to text length limitations.

Borrower:	PRI MEDICAL TECHNOLOGIES, INC., A NEVADA	Lender:	City National Bank, a national banking association
	CORPORATION		San Fernando Valley Commercial Banking Services
	10939 PENDLETON STREET		#048000
	SUN VALLEY, CA 91352		15260 Ventura Boulevard, Suite 1600
Sherman Oaks, CA 91403

Guarantor:	EMERGENT GROUP, INC., A NEVADA
CORPORATION
10939 PENDLETON STREET
SUN VALLEY, CA 91352

CONTINUING GUARANTEE OF PAYMENT AND PERFORMANCE. For good and valuable consideration, Guarantor absolutely and unconditionally guarantees full and punctual payment and satisfaction of Guarantor's Share of the Indebtedness of Borrower to Lender, and the performance and discharge of all Borrower's obligations under the Note and the Related Documents. This is a guaranty of payment and performance and not of collection, so Lender can enforce this Guaranty against Guarantor even when Lender has not exhausted Lender's remedies against anyone else obligated to pay the Indebtedness or against any collateral securing the Indebtedness, this Guaranty or any other guaranty of the Indebtedness. Guarantor will make any payments to Lender or its order, on demand, in legal tender of the United States of America, in, same-day funds, without set-off or deduction or counterclaim, and will otherwise perform Borrower's obligations under the Note and Related Documents. Under this Guaranty, Guarantor's obligations are continuing.

INDEBTEDNESS. The word "Indebtedness" as used in this Guaranty means all of the principal amount outstanding from time to time and at any one or more times, accrued unpaid interest thereon and all collection costs and legal expenses related thereto permitted by law, attorneys' fees, arising from any and all debts, liabilities and obligations of every nature or form, now existing or hereafter arising or acquired, that Borrower individually or collectively or interchangeably with others, owes or will owe Lender. "Indebtedness" includes, without limitation, loans, advances, debts, overdraft indebtedness, credit card indebtedness, lease obligations, liabilities and obligations under any interest rate protection agreements or foreign currency exchange agreements or commodity price protection agreements, other obligations, and liabilities of Borrower, and any present or future judgments against Borrower, future advances, loans or transactions that renew, extend, modify, refinance, consolidate or substitute these debts, liabilities and obligations whether: voluntarily or involuntarily incurred; due or to become due by their terms or acceleration; absolute or contingent; liquidated or unliquidated; determined or undetermined; direct or indirect; primary or secondary in nature or arising from a guaranty or surety; secured or unsecured; joint or several or joint and several; evidenced by a negotiable or non-negotiable instrument or writing; originated by Lender or another or others; barred or unenforceable against Borrower for any reason whatsoever; for any transactions that may be voidable for any reason (such as infancy, insanity, ultra vires or otherwise); and originated then reduced or extinguished and then afterwards increased or reinstated.

If Lender presently holds one or more guaranties, or hereafter receives additional guaranties from Guarantor, Lender's rights under all guaranties shall be cumulative. This Guaranty shall not (unless specifically provided below to the contrary) affect or invalidate any such other guaranties. Guarantor's liability will be Guarantor's aggregate liability under the terms of this Guaranty and any such other unterminated guaranties.

GUARANTOR'S SHARE OF THE INDEBTEDNESS. The words "Guarantor's Share of the Indebtedness" as used in this Guaranty mean 100.000% of the principal amount, plus interest thereon to the extent not prohibited by law, and all collection costs, expenses and attorneys' fees whether or not there is a lawsuit, and if there is a lawsuit, any fees and costs for trial and appeals, not to exceed One Million Five Hundred Thousand & 00/100 Dollars ($1,500,000.00).

Lender shall determine Guarantor's Share of the Indebtedness when Lender makes demand on Guarantor. After a determination, Guarantor's Share of the Indebtedness will only be reduced by sums actually paid by Guarantor under this Guaranty, but will not be reduced by sums from any other source including, but not limited to, sums realized from any collateral securing the Indebtedness or this Guaranty, or payments by anyone other than Guarantor, or reductions by operation of law, judicial order or equitable principles. Lender has the sole and absolute discretion to determine how sums shall be applied among guaranties of the Indebtedness.

The above limitation on liability is not a restriction on the amount of the Note of Borrower to Lender either in the aggregate or at any one time.

CONTINUING GUARANTY. THIS IS A "CONTINUING GUARANTY" UNDER WHICH GUARANTOR AGREES TO GUARANTEE THE FULL AND PUNCTUAL PAYMENT, PERFORMANCE AND SATISFACTION OF THE GUARANTOR'S SHARE OF THE INDEBTEDNESS OF BORROWER TO LENDER, NOW EXISTING OR HEREAFTER ARISING OR ACQUIRED, ON A CONTINUING BASIS. ACCORDINGLY, ANY PAYMENTS MADE ON THE INDEBTEDNESS WILL NOT DISCHARGE OR DIMINISH GUARANTOR'S OBLIGATIONS AND LIABILITY UNDER THIS GUARANTY FOR ANY REMAINING AND SUCCEEDING INDEBTEDNESS EVEN WHEN ALL OR PART OF THE OUTSTANDING INDEBTEDNESS MAY BE A ZERO BALANCE FROM TIME TO TIME.

DURATION OF GUARANTY. This Guaranty will take effect when received by Lender without the necessity of any acceptance by Lender, or any notice to Guarantor or to Borrower, and will continue in full force until all the Indebtedness incurred or contracted before receipt by Lender of any notice of revocation shall have been fully and finally paid and satisfied and all of Guarantor's other obligations under this Guaranty shall have been performed in full. If Guarantor elects to revoke this Guaranty, Guarantor may only do so in writing. Guarantor's written notice of revocation must be mailed to Lender, by certified mail, at Lender's address listed above or such other place as Lender may designate in writing. Written revocation of this Guaranty will apply only to new Indebtedness created after actual receipt by Lender of Guarantor's written revocation. For this purpose and without limitation, the term "new Indebtedness" does not include the Indebtedness which at the time of notice of revocation is contingent, unliquidated, undetermined or not due and which later becomes absolute, liquidated, determined or due. For this purpose and without limitation, "new Indebtedness" does not include all or part of the Indebtedness that is: incurred by Borrower prior to revocation; incurred under a commitment that became binding before revocation; any renewals, extensions, substitutions, and modifications of the Indebtedness. This Guaranty shall bind Guarantor's estate as to the Indebtedness created both before and after Guarantor's death or incapacity, regardless of Lender's actual notice of Guarantor's death. Subject to the foregoing, Guarantor's executor or administrator or other legal representative may terminate this Guaranty in the same manner in which Guarantor might have terminated it and with the same effect.

COMMERCIAL GUARANTY
Loan No. 00004	(Continued)	Page 2

Release of any other guarantor or termination of any other guaranty of the Indebtedness shall not affect the liability of Guarantor under this Guaranty. A revocation Lender receives from any one or more Guarantors shall not affect the liability of any remaining Guarantors under this Guaranty. It is anticipated that fluctuations may occur in the aggregate amount of the Indebtedness covered by this Guaranty, and Guarantor specifically acknowledges and agrees that reductions in the amount of the Indebtedness, even to zero dollars 1$0.001, shall not constitute a termination of this Guaranty. This Guaranty is binding upon Guarantor and Guarantor's heirs, successors and assigns so long as any of the Guarantor's Share of the Indebtedness remains unpaid and even though the Guarantor's Share of the Indebtedness may from time to time be zero dollars (S0.00).

GUARANTOR'S AUTHORIZATION TO LENDER. Guarantor authorizes Lender, either before or after any revocation hereof, without notice or demand and without lessening Guarantor's liability under this Guaranty, from time to time: (A) prior to revocation as set forth above, to make one or more additional secured or unsecured loans to Borrower, to lease equipment or other goods to Borrower, or otherwise to extend additional credit to Borrower; (B) to alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of the Indebtedness or any part of the Indebtedness, including increases and decreases of the rate of interest on the Indebtedness; extensions may be repeated and may be for longer than the original loan term; (C) to take and hold security for the payment of this Guaranty or the Indebtedness, and exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any such security, with or without the substitution of new collateral; (D) to release, substitute, agree not to sue, or deal with any one or more of Borrower's sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose; (E) to determine how, when and what application of payments and credits shall be made on the Indebtedness; (F) to apply such security and direct the order or manner of sale thereof, including without limitation, any nonjudicial sale permitted by the terms of the controlling security agreement or deed of trust, as Lender in its discretion may determine; (GI to sell, transfer, assign or grant participations in all or any part of the Indebtedness; and (H) to assign or transfer this Guaranty in whole or in part.

GUARANTOR'S REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants to Lender that (A) no representations or agreements of any kind have been made to Guarantor which would limit or qualify in any way the terms of this Guaranty; (B) this Guaranty is executed at Borrower's request and not at the request of Lender; (C) Guarantor has full power, right and authority to enter into this Guaranty; (D) the provisions of this Guaranty do not conflict with or result in a default under any agreement or other instrument binding upon Guarantor and do not result in a violation of any law, regulation, court decree or order applicable to Guarantor; (E) Guarantor has not and will not, without the prior written consent of Lender, sell, lease, assign, encumber, hypothecate, transfer, or otherwise dispose of all or substantially all of Guarantor's assets, or any interest therein; (F) upon Lender's request, Guarantor will provide to Lender financial and credit information in form acceptable to Lender, and all such financial information which currently has been, and all future financial information which will be provided to Lender is and will be true and correct in all material respects and fairly present Guarantor's financial condition as of the dates the financial information is provided; (G) no material adverse change has occurred in Guarantor's financial condition since the date of the most recent financial statements provided to Lender and no event has occurred which may materially adversely affect Guarantor's financial condition; (H) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Guarantor is pending or threatened; (I) Lender has made no representation to Guarantor as to the creditworthiness of Borrower; and (J) Guarantor has established adequate means of obtaining from Borrower on a continuing basis information regarding Borrower's financial condition. Guarantor agrees to keep adequately informed from such means of any facts, events, or circumstances which might in any way affect Guarantor's risks under this Guaranty, and Guarantor further agrees that, absent a request for information, Lender shall have no obligation to disclose to Guarantor any information or documents acquired by Lender in the course of its relationship with Borrower.

GUARANTOR'S WAIVERS. Except as prohibited by applicable law, Guarantor waives any right to require Lender to (A) make any presentment, protest, demand, or notice of any kind, including notice of change of any terms of repayment of the Indebtedness, default by Borrower or any other guarantor or surety, any action or nonaction taken by Borrower, Lender, or any other guarantor or surety of Borrower, or the creation of new or additional Indebtedness; (B) proceed against any person, including Borrower, before proceeding against Guarantor; (C) proceed against any collateral for the Indebtedness, including Borrower's collateral, before proceeding against Guarantor; (D) apply any payments or proceeds received against the Indebtedness in any order; (El give notice of the terms, time, and place of any sale of the collateral pursuant to the Uniform Commercial Code or any other law governing such sale; (F) disclose any information about the Indebtedness, the Borrower, the collateral, or any other guarantor or surety, or about any action or nonaction of Lender; or (G) pursue any remedy or course of action in Lender's power whatsoever.

Guarantor also waives any and all rights or defenses arising by reason of (HI any disability or other defense of Borrower, any other guarantor or surety or any other person; (I) the cessation from any cause whatsoever, other than payment in full, of the Indebtedness; (J) the application of proceeds of the Indebtedness by Borrower for purposes other than the purposes understood and intended oy Guarantor and Lender; (K) any act of omission or commission by Lender which directly or indirectly results in or contributes to the discharge of Borrower or any other guarantor or surety, or the Indebtedness, or the loss or release of any collateral by operation of law or otherwise; (L) any statute of limitations in any action under this Guaranty or on the Indebtedness; or (M) any modification or change in terms of the Indebtedness, whatsoever, including without limitation, the renewal, extension, acceleration, or other change in the time payment of the Indebtedness is due and any change in the interest rate, and including any such modification or change in terms after revocation of this Guaranty on the Indebtedness incurred prior to such revocation.

Guarantor waives all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Guarantor by reason of California Civil Code Sections 2787 to 2855, inclusive,

Guarantor waives all rights and any defenses arising out of an election of remedies by Lender even though that the election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor's rights of subrogation and reimbursement against Borrower by operation of Section 580d of the California Code of Civil Procedure or otherwise.

Guarantor waives all rights and defenses that Guarantor may have because Borrower's obligation is secured by real property. This means among other things: (N) Lender may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower. (0) If Lender forecloses on any real property collateral pledged by Borrower: (1) the amount of Borrower's obligation may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price. (21 Lender may collect from Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower's obligation is secured by real property. These rights and defenses include, but are not limited to, any rights and defenses based upon Section 580a, 580b, 580d, or 726 of the Code of Civil Procedure.

Guarantor understands and agrees that the foregoing waivers are unconditional and irrevocable waivers of substantive rights and defenses to which Guarantor might otherwise be entitled under state and federal law. The rights and defenses waived include, without limitation, those provided by California laws of suretyship and guaranty, anti-deficiency laws, and the Uniform Commercial Code. Guarantor acknowledges that Guarantor has provided these waivers of rights and defenses with the intention that they be fully relied upon by Lender. Guarantor further understands and agrees that this Guaranty is a separate and independent contract between Guarantor and Lender, given for full and ample consideration, and is enforceable on its own terms. Until all of the Indebtedness is paid in full, Guarantor waives any right to enforce any remedy Guarantor may have against the Borrower or any other guarantor, surety, or other person, and further, Guarantor waives any right to participate in any collateral for the Indebtedness now or hereafter held by Lender.

COMMERCIAL GUARANTY
Loan No. 00004	(Continued)	Page 3

Guarantor's Understanding With Respect To Waivers. Guarantor warrants and agrees that each of the waivers set forth above is made with Guarantor's full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any such waiver is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law or public policy.

Subordination of Borrower's Debts to Guarantor. Guarantor agrees that the Indebtedness, whether now existing or hereafter created, shall be superior to any claim that Guarantor may now have or hereafter acquire against Borrower, whether or not Borrower becomes insolvent. Guarantor hereby expressly subordinates any claim Guarantor may have against Borrower, upon any account whatsoever, to any claim that Lender may now or hereafter have against Borrower. In the event of insolvency and consequent liquidation of the assets of Borrower, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Borrower applicable to the payment of the claims of both Lender and Guarantor shall be paid to Lender and shall be first applied by Lender to the Indebtedness. Guarantor does hereby assign to Lender all claims which it may have or acquire against Borrower or against any assignee or trustee in bankruptcy of Burrower; provided however, that such assignment shall be effective only fur the purpose of assuring to Lender full payment in legal tender of the Indebtedness. If Lender so requests, any notes or credit agreements now or hereafter evidencing any debts or obligations of Borrower to Guarantor shall be marked with a legend that the same are subject to this Guaranty and shall be delivered to Lender. Guarantor agrees, and Lender is hereby authorized, in the name of Guarantor, from time to time to file financing statements and continuation statements and to execute documents and to take such other actions as Lender deems necessary or appropriate to perfect, preserve and enforce its rights under this Guaranty.

Miscellaneous Provisions. The following miscellaneous provisions are a part of this Guaranty:

AMENDMENTS. This Guaranty, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Guaranty. No alteration of or amendment to this Guaranty shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

ATTORNEYS' FEES; EXPENSES. Guarantor agrees to pay upon demand all of Lender's costs and expenses, including Lender's attorneys' fees and Lender's legal expenses, incurred in connection with the enforcement of this Guaranty. Lender may hire or pay someone else to help enforce this Guaranty, and Guarantor shall pay the costs and expenses of such enforcement. Costs and expenses include Lender's attorneys' fees and legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction}, appeals, and any anticipated post-judgment collection services. Guarantor also shall pay all court costs and such additional fees as may be directed by the court.

CAPTION HEADINGS. Caption headings in this Guaranty are for convenience purposes only and are not to be used to interpret or define the provisions of this Guaranty.

GOVERNING LAW. This Guaranty will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions.

CHOICE OF VENUE. If there is a lawsuit, Guarantor agrees upon Lender's request to submit to the jurisdiction of the courts of LOS ANGELES County, State of California.

INTEGRATION. Guarantor further agrees that Guarantor has read and fully understands the terms of this Guaranty; Guarantor has had the opportunity to be advised by Guarantor's attorney with respect to this Guaranty; the Guaranty fully reflects Guarantor's intentions and parol evidence is not required to interpret the terms of this Guaranty. Guarantor hereby indemnifies and holds Lender harmless from all losses, claims, damages, and costs (including Lender's attorneys' fees) suffered or incurred by Lender as a result of any breach by Guarantor of the warranties, representations and agreements of this paragraph.

INTERPRETATION. In all cases where there is more than one Borrower or Guarantor, then all words used in this Guaranty in the singular shall be deemed to have been used in the plural where the context and construction so require; and where there is more than one Borrower named in this Guaranty or when this Guaranty is executed by more than one Guarantor, the words "Borrower" and "Guarantor" respectively shall mean all and any one or more of them. The words "Guarantor," "Borrower," and "Lender" include the heirs, successors, assigns, and transferees of each of them. If a court finds that any provision of this Guaranty is not valid or should not be enforced, that fact by itself will not mean that the rest of this Guaranty will not be valid or enforced. Therefore, a court will enforce the rest of the provisions of this Guaranty even if a provision of this Guaranty may be found to be invalid or unenforceable. If any one or more of Borrower or Guarantor are corporations, partnerships, limited liability companies, or similar entities, it is not necessary for Lender to inquire into the powers of Borrower or Guarantor or of the officers, directors, partners, managers, or other agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed under this Guaranty.

NOTICES. Any notice required to be given under this Guaranty shall be given in writing, and, except for revocation notices by Guarantor, shall be effective when actually delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Guaranty. All revocation notices by Guarantor shall be in writing and shall be effective upon delivery to Lender as provided in the section of this Guaranty entitled "DURATION OF GUARANTY." Any party may change its address for notices under this Guaranty by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party's address. For notice purposes, Guarantor agrees to keep Lender informed at all times of Guarantor's current address. Unless otherwise provided or required by law, if there is more than one Guarantor, any notice given by Lender to any Guarantor is deemed to be notice given to all Guarantors.

NO WAIVER BY LENDER. Lender shall not be deemed to have waived any rights under this Guaranty unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Guaranty shall not prejudice or constitute a waiver of Lender's right otherwise to demand strict compliance with that provision or any other provision of this Guaranty. No prior waiver by Lender, nor any course of dealing between Lender and Guarantor, shall constitute a waiver of any of Lender's rights or of any of Guarantor's obligations as to any future transactions. Whenever the consent of Lender is required under this Guaranty, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

SUCCESSORS AND ASSIGNS. Subject to any limitations stated in this Guaranty on transfer of Guarantor's interest, this Guaranty shall be binding upon and inure to the benefit of the parties, their successors and assigns.

COMMERCIAL GUARANTY
Loan No. 00004	(Continued)	Page 4

Definitions. The following capitalized words and terms shall have the following meanings when used in this Guaranty. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Guaranty shall have the meanings attributed to such terms in the Uniform Commercial Code:

BORROWER. The word "Borrower" means PRI MEDICAL TECHNOLOGIES, INC., A NEVADA CORPORATION and includes all co-signers and co-makers signing the Note and all their successors and assigns.

GUARANTOR. The word "Guarantor" means everyone signing this Guaranty, including without limitation EMERGENT GROUP, INC., A NEVADA CORPORATION, and in each case, any signer's successors and assigns.

GUARANTOR'S SHARE OF THE INDEBTEDNESS. The words "Guarantor's Share of the Indebtedness" mean Guarantor's indebtedness to Lender as more particularly described in this Guaranty.

GUARANTY. The word "Guaranty" means this guaranty from Guarantor to Lender.

INDEBTEDNESS. The word "Indebtedness" means Borrower's indebtedness to Lender as more particularly described in this Guaranty. LENDER. The word "Lender" means City National Bank, a national banking association, its successors and assigns.
NOTE. The word "Note" means the promissory note dated June 5, 2008, in the original principal amount of $1,000,000.00 from Borrower to Lender, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for the promissory note or agreement.

RELATED DOCUMENTS. The words "Related Documents" mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

EACH UNDERSIGNED GUARANTOR ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS GUARANTY AND AGREES TO ITS TERMS. IN ADDITION, EACH GUARANTOR UNDERSTANDS THAT THIS GUARANTY IS EFFECTIVE UPON GUARANTOR'S EXECUTION AND DELIVERY OF THIS GUARANTY TO LENDER AND THAT THE GUARANTY WILL CONTINUE UNTIL TERMINATED IN THE MANNER SET FORTH IN THE SECTION TITLED "DURATION OF GUARANTY". NO FORMAL ACCEPTANCE BY LENDER IS NECESSARY TO MAKE THIS GUARANTY EFFECTIVE. THIS GUARANTY IS DATED JUNE 5, 2008.

GUARANTOR:

EMERGENT GROUP, INC., A NEVADA CORPORATION

By: /s/ BRUCE J. HABER,

 BRUCE J. HABER, Chairman of EMERGENT GROUP,
 INC., A NEVADA CORPORATION

CORPORATE RESOLUTION TO BORROW / GRANT COLLATERAL
Principal $1,000,000.00	Loan Date 06-05-2008	Maturity 06-03-2008	Loan No 00004	Call / Coll	Account 716098	Officer GH	Initials
References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing [n]" "*" has been omitted due to text length limitations

Corporation:	PRI MEDICAL TECHNOLOGIES, INC., A NEVADA	Lender:	City National Bank, a national banking association
	CORPORATION		San Fernando Valley Commercial Banking Services
	10939 PENDLETON STREET		#048000
	SUN VALLEY, CA 91352		15260 Ventura Boulevard, Suite 1600
Sherman Oaks, CA 91403

I, THE UNDERSIGNED, DO HEREBY CERTIFY THAT:

THE CORPORATION'S EXISTENCE. The complete and correct name of the Corporation is PRI MEDICAL TECHNOLOGIES, INC., A NEVADA CORPORATION ("Corporation"). The Corporation is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Nevada. The Corporation is duly authorized to transact business in the State of California and all other states in which the Corporation is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which the Corporation is doing business. Specifically, the Corporation is, and at all times shall be, duly qualified as a foreign corporation in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. The Corporation has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. The Corporation maintains its principal office at 10939 PENDLETON STREET, SUN VALLEY, CA 91352. Unless the Corporation has designated otherwise in writing, this is the principal office at which the Corporation keeps its books and records. The Corporation will notify Lender prior to any change in the location of the Corporation's state of organization or any change in the Corporation's name. The Corporation shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to the Corporation and the Corporation's business activities.

RESOLUTIONS ADOPTED. At a meeting of the Directors of the Corporation, or if the Corporation is a close corporation having no Board of Directors then at a meeting of the Corporation's shareholders, duly called and held on May 1, 2008, at which a quorum was present and voting, or by other duly authorized action in lieu of a meeting, the resolutions set forth in this Resolution were adopted.

OFFICERS. The following named persons are officers of PRI MEDICAL TECHNOLOGIES, INC., A NEVADA CORPORATION:

NAMES	TITLES	AUTHORIZED	ACTUAL SIGNATURES

BRUCE J. HABER	Chairman	Y	X /s/ BRUCE J. HABER

WILLIAM McKAY	CFO/Secretary	Y	X /s/ WILLIAM McKAY

ACTIONS AUTHORIZED. Any one (1) of the authorized persons listed above may enter into any agreements of any nature with Lender, and those agreements will bind the Corporation. Specifically, but without limitation, any one (1) of such authorized persons are authorized, empowered, and directed to do the following for and on behalf of the Corporation:

Borrow Money. To borrow, as a cosigner or otherwise, from time to time from Lender, on such terms as may be agreed upon between the Corporation and Lender, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Notes. To execute and deliver to Lender the promissory note or notes, or other evidence of the Corporation's credit accommodations, on Lender's forms, at such rates of interest and on such terms as may be agreed upon, evidencing the sums of money so borrowed or any of the Corporation's indebtedness to Lender, and also to execute and deliver to Lender one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for one or more of the notes, any portion of the notes, or any other evidence of credit accommodations.

Grant Security. To mortgage, pledge, transfer, endorse, hypothecate, or otherwise encumber and deliver to Lender any property now or hereafter belonging to the Corporation or in which the Corporation now or hereafter may have an interest, including without limitation all of the Corporation's real property and all of the Corporation's personal property (tangible or intangible), as security for the payment of any loans or credit accommodations so obtained, any promissory notes so executed (including any amendments to or modifications, renewals, and extensions of such promissory notes), or any other or further indebtedness of the Corporation to Lender at any time owing, however the same may be evidenced. Such property may be mortgaged, pledged, transferred, endorsed, hypothecated or encumbered at the time such loans are obtained or such indebtedness is incurred, or at any other time or times, and may be either in addition to or in lieu of any property theretofore mortgaged, pledged, transferred, endorsed, hypothecated or encumbered.

Execute Security Documents. To execute and deliver to Lender the forms of mortgage, deed of trust, pledge agreement, hypothecation agreement, and other security agreements and financing statements which Lender may require and which shall evidence the terms and conditions under and pursuant to which such liens and encumbrances, or any of them, are given; and also to execute and deliver to Lender any other written instruments, any chattel paper, or any other collateral, of any kind or nature, which Lender may deem necessary or proper in connection with or pertaining to the giving of the liens and encumbrances. Notwithstanding the foregoing, any one of the above authorized persons may execute, deliver, or record financing statements.

Negotiate Items. To draw, endorse, and discount with Lender all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the Corporation's account with Lender, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances under such lines, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as the officers may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of this Resolution. The following person or persons are authorized to request advances and authorize payments under the line of credit until Lender receives from the Corporation, at Lender's address shown above, written notice of revocation of such authority: BRUCE J. HABER, Chairman of PRI MEDICAL TECHNOLOGIES, INC., A NEVADA CORPORATION; and WILLIAM McKAY, CFO/Secretary of PRI MEDICAL TECHNOLOGIES, INC., A NEVADA CORPORATION.

CORPORATE RESOLUTION TO BORROW / GRANT COLLATERAL
(Continued)
Loan No: 00004		Page

ASSUMED BUSINESS NAMES. The Corporation has filed or recorded all documents or filings required by Law relating to all assumed business names used by the Corporation. Excluding the name of the Corporation, the following is a complete list of all assumed business names under which the Corporation does business: None.

NOTICES TO LENDER. The Corporation will promptly notify Lender in writing at Lender's address shown above (or such other addresses as Lender may designate from time to time) prior to any (A} change in the Corporation's name; (13) change in the Corporation's assumed business name(s); (C) change in the management of the Corporation; (0) change in the authorized signer(s); (E) change in the Corporation's principal office address; (F) change in the Corporation's state of organization; (G) conversion of the Corporation to a new or different type of business entity; or (H) change in any other aspect of the Corporation that directly or indirectly relates to any agreements between the Corporation and Lender. No change in the Corporation's name or state of organization will take effect until after Lender has received notice.

CERTIFICATION CONCERNING OFFICERS AND RESOLUTIONS. The officers named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set opposite their respective names. This Resolution now stands of record on the books of the Corporation, is in full force and effect, and has not been modified or revoked in any manner whatsoever.

NO CORPORATE SEAL. The Corporation has no corporate seal, and therefore, no seal is affixed to this Resolution.
CONTINUING VALIDITY. Any and all acts authorized pursuant to this Resolution and performed prior to the passage of this Resolution are hereby ratified and approved. This Resolution shall be continuing, shall remain in full force and effect and Lender may rely on it until written notice of its revocation shall have been delivered to and received by Lender at Lender's address shown above (or such addresses as Lender may designate from time to time). Any such notice shall not affect any of the Corporation's agreements or commitments in effect at the time notice is given.

IN TESTIMONY WHEREOF, I have hereunto set my hand and attest that the signatures set opposite the names listed above are their genuine signatures.

I have read all the provisions of this Resolution, and I personally and on behalf of the Corporation certify that all statements and representations made in this Resolution are true and correct. This Corporate Resolution to Borrow / Grant Collateral is dated June 5, 2008.

CERTIFIED TO AND ATTESTED BY:

X	/s/ WILLIAM McKAY
WILLIAM McKAY, CFO/Secretary of PRI MEDICAL
TECHNOLOGIES, INC., A NEVADA CORPORATION

NOTE: if the officers signing this Resolution are designated by the foregoing document as one of the officers authorized to act on the Corporation's behalf, it is advisable to have this Resolution signed by at least one non-authorized officer of the Corporation.

CORPORATE RESOLUTION TO GRANT COLLATERAL/  GUARANTEE

Principal $1,000,000.00	Loan Date 06-05-2008	Maturity 06-03-2008	Loan No 00004	Call / Coll	Account 716098	Officer GH	Initials
References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing [n]" "*" has been omitted due to text length limitations

Borrower:	PRI MEDICAL TECHNOLOGIES, INC., A NEVADA	Lender:	City National Bank, a national banking association
	CORPORATION		San Fernando Valley Commercial Banking Services
	10939 PENDLETON STREET		#048000
	SUN VALLEY, CA 91352		15260 Ventura Boulevard, Suite 1600
Sherman Oaks, CA 91403

Corporation:	EMERGENT GROUP, INC., A NEVADA
CORPORATION
10939 PENDLETON STREET
SUN VALLEY, CA 91352

I, THE UNDERSIGNED, DO HEREBY CERTIFY THAT:

THE CORPORATION'S EXISTENCE. The complete and correct name of the Corporation is EMERGENT GROUP, INC., A NEVADA CORPORATION ("Corporation"). The Corporation is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Nevada. The Corporation is duly authorized to transact business in the State of California and all other states in which the Corporation is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which the Corporation is doing business. Specifically, the Corporation is, and at all times shall be, duly qualified as a foreign corporation in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. The Corporation has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. The Corporation maintains its principal office at 10939 PENDLE TON STREET, SUN VALLEY, CA 91352. Unless the Corporation has designated otherwise in writing, this is the principal office at which the Corporation keeps its books and records. The Corporation will notify Lender prior to any change in the location of the Corporation's state of organization or any change in the Corporation's name. The Corporation shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to the Corporation and the Corporation's business activities.

RESOLUTIONS ADOPTED. At a meeting of the Directors of the Corporation, or if the Corporation is a close corporation having no Board of Directors then at a meeting of the Corporation's shareholders, duly called and held on May 1, 2008, at which a quorum was present and voting, or by other duly authorized action in lieu of a meeting, the resolutions set forth in this Resolution were adopted.

OFFICERS. The following named persons are officers of EMERGENT GROUP, INC., A NEVADA CORPORATION:

NAMES	TITLES	AUTHORIZED	ACTUAL SIGNATURES

BRUCE J. HABER	Chairman	Y	X /s/ BRUCE J. HABER

WILLIAM McKAY	CFO/Secretary	Y	X /s/ WILLIAM McKAY

ACTIONS AUTHORIZED. Any one (1) of the authorized persons listed above may enter into any agreements of any nature with Lender, and those agreements will bind the Corporation. Specifically, but without limitation, any one (1) of such authorized persons are authorized, empowered, and directed to do the following for and on behalf of the Corporation:

Guaranty. To guarantee or act as surety for loans or other financial accommodations to Borrower from Lender on such guarantee or surety terms as may be agreed upon between the officers of the Corporation and Lender and in such sum or sums of money as in their judgment should be guaranteed or assured, (the "Guaranty".

Grant Security. To mortgage, pledge, transfer, endorse, hypothecate, or otherwise encumber and deliver to Lender any property now or hereafter belonging to the Corporation or in which the Corporation now or hereafter may have an interest, including without limitation all of the Corporation's real property and all of the Corporation's personal property (tangible or intangible), as security for the Guaranty, and as a security for the payment of any loans, any promissory notes, or any other or further indebtedness of PRI MEDICAL TECHNOLOGIES, INC., A NEVADA CORPORATION to Lender at any time owing, however the same may be evidenced. Such property may be mortgaged, pledged, transferred, endorsed, hypothecated or encumbered at the time such loans are obtained or such indebtedness is incurred, or at any other time or times, and may be either in addition to or in lieu of any property theretofore mortgaged, pledged, transferred, endorsed, hypothecated or encumbered. The provisions of this Resolution authorizing or relating to the pledge, mortgage, transfer, endorsement, hypothecation, granting of a security interest in, or in any way encumbering, the assets of the Corporation shall include, without limitation, doing so in order to lend collateral security for the indebtedness, now or hereafter existing, and of any nature whatsoever, of PRI MEDICAL TECHNOLOGIES, INC., A NEVADA CORPORATION to Lender. The Corporation has considered the value to itself of lending collateral in support of such indebtedness, and the Corporation represents to Lender that the Corporation is benefited by doing so.

Execute Security Documents. To execute and deliver to Lender the forms of mortgage, deed of trust, pledge agreement, hypothecation agreement, and other security agreements and financing statements which Lender may require and which shall evidence the terms and conditions under and pursuant to which such liens and encumbrances, or any of them, are given; and also to execute and deliver to Lender any other written instruments, any chattel paper, or any other collateral, of any kind or nature, which Lender may deem necessary or proper in connection with or pertaining to the giving of the liens and encumbrances. Notwithstanding the foregoing, any one of the above authorized persons may execute, deliver, or record financing statements.

Further Acts. To do and perform such other acts and things and to execute and deliver such other documents and agreements as the officers may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of this Resolution.

ASSUMED BUSINESS NAMES. The Corporation has filed or recorded all documents or filings required by law relating to all assumed business names used by the Corporation. Excluding the name of the Corporation, the following is a complete list of all assumed business names under which the Corporation does business: None.

NOTICES TO LENDER. The Corporation will promptly notify Lender in writing at Lender's address shown above for such other addresses as Lender may designate from time to time) prior to any (A) change in the Corporation's name; (B) change in the Corporation's assumed business name(s); (C) change in the management of the Corporation; (D) change in the authorized signer(s); (E) change in the Corporation's principal office address; IF) change in the Corporation's state of organization; (G) conversion of the Corporation to a new or different type of business entity; or (HI change in any other aspect of the Corporation that directly or indirectly relates to any agreements between the Corporation and Lender. No change in the Corporation's name or state of organization will take effect until after Lender has received notice.

CORPORATE RESOLUTION TO GRANT COLLATERAL / GUARANTEE
(Continued)
Loan No: 00004		Page 2

CERTIFICATION CONCERNING OFFICERS AND RESOLUTIONS. The officers named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set opposite their respective names. This Resolution now stands of record on the books of the Corporation, is in full force and effect, and has not been modified or revoked in any manner whatsoever.

NO CORPORATE SEAL. The Corporation has no corporate seal, and therefore, no seal is affixed to this Resolution.

CONTINUING VALIDITY. Any and all acts authorized pursuant to this Resolution and performed prior to the passage of this Resolution are hereby ratified and approved. This Resolution shall be continuing, shall remain in full force and effect and Lender may rely on it until written notice of its revocation shall have been delivered to and received by Lender at Lender's address shown above (or such addresses as Lender may designate from time to time). Any such notice shall not affect any of the Corporation's agreements or commitments in effect at the time notice is given.

IN TESTIMONY WHEREOF, I have hereunto set my hand and attest that the signatures set opposite the names listed above are their genuine signatures.

I have read all the provisions of this Resolution, and I personally and on behalf of the Corporation certify that all statements and representations made in this Resolution are true and correct. This Corporate Resolution to Grant Collateral / Guarantee is dated June 5, 2008.

CERTIFIED TO AND ATTESTED BY:

X	/s/ WILLIAM M. MCKAY
WILLIAM M. MCKAY, CFO / Secretary of EMERGENT GROUP, INC.,
A NEVADA CORPORATION

NOTE: If the officers signing this Resolution are designated by the foregoing document as one of the officers authorized to act on the Corporation's behalf, it is advisable to have this Resolution signed by at least one non-authorized officer of the Corporation.